Exhibit 16.1

One Mid America Plaza, Suite 700 Post Office Box 3697 Oak Brook, Illinois 60522-3697 Tel 630.574.7878 Fax 630.574.1608 www.crowehorwath.com
October 8, 2009
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the comments made regarding us in Item 4.01 of Form 8-K of ViewPoint Financial Group dated October 6, 2009 and filed October 8, 2009, as contained in the second sentence and fourth sentence of the first paragraph, and the second, third, and fifth paragraphs of Item 4.01, and are in agreement with those statements.

Crowe Horwath LLP
Oak Brook, Illinois

cc:	Mr. Anthony J. LeVecchio Audit Committee Chairman ViewPoint Financial Group